Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 14, 2025, with respect to the consolidated financial statements of Grab Holdings Limited and its subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP
Singapore
March 14, 2025